Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 13, 2016

to

INDENTURE

Dated as of June 13, 2016

3.250% SENIOR NOTES DUE 2026

UNDER ARMOUR, INC.

as the Company

WILMINGTON TRUST, NATIONAL ASSOCIATION

as the Trustee

TABLE OF CONTENTS

ARTICLE I

Definitions and Incorporation by Reference

Section 1.01	Relationship with Base Indenture	1
Section 1.02	Definitions	1

ARTICLE II

The Notes

Section 2.01	Form and Dating	7
Section 2.02	Issuance of Additional Notes	8

ARTICLE III

Redemption and Prepayment

Section 3.01	Notice of Redemption; Selection of Notes	9
Section 3.02	Notes Redeemed in Part	9
Section 3.03	Optional Redemption	9
Section 3.04	Mandatory Redemption	10

ARTICLE IV

Particular Covenants

Section 4.01	Limitation on Liens	10
Section 4.02	Limitation on Sale and Leaseback Transactions	11
Section 4.03	Offer to Purchase Upon Change of Control Triggering Event	12

ARTICLE V

Defaults

Section 5.01	Defaults	14

ARTICLE VI

Miscellaneous

Section 6.01	Trust Indenture Act Controls	14
Section 6.02	Governing Law	15
Section 6.03	[Reserved]	15

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Section 6.04	Successors	15
Section 6.05	Severability	15
Section 6.06	Counterpart Originals	15
Section 6.07	Table of Contents, Headings, Etc.	15
Section 6.08	Validity or Sufficiency of Supplemental Indenture	15
Section 6.09	Waiver of Jury Trial	15

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FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 13, 2016, between Under Armour, Inc., a Maryland corporation, as the Company (the “Company”) and Wilmington Trust, National Association, a national banking association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of June 13, 2016 (the “Base Indenture”), providing for, inter alia, the issuance from time to time of one or more series of the Company’s senior notes;

WHEREAS, the Company desires and has requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below);

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company;

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree for the benefit of each other and for the equal and proportionate benefit of the Holders (as defined herein) from time to time of the 3.250% Senior Notes due 2026 (the “Notes”) as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Relationship with Base Indenture. Unless otherwise noted herein, the terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes.

Section 1.02 Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:

“Additional Notes” has the meaning assigned to such term in Section 2.02 hereof.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

“Attributable Debt” means, on the date of any determination, the lesser of (1) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes on such date of determination, in either case compounded semiannually.

“Base Indenture” has the meaning set forth in the recitals to this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the principal place of payment are authorized or required by law, regulation or executive order to close.

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries taken as a whole to any “person” other than to the Company or one of the Company’s Subsidiaries, other than any such transaction or series of related transactions where holders of the Company’s Voting Stock immediately prior thereto hold at least a majority of the Voting Stock of the transferee Person immediately after giving effect thereto;

(2)	any circumstance or event which causes any “person” other than the Company or one of the Company’s Subsidiaries or Kevin Plank and/or any of the Kevin Plank Family Entities, at any time, to own and control, directly or indirectly, of record and beneficially, Voting Stock constituting greater than fifty percent (50%) of the votes entitled to be cast for the election of directors of the Company or any parent company;

(3)

the Company or any parent company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company or any parent company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock, the Voting Stock of such parent company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock or the Voting Stock of such parent company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

(4)	the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (a “parent company”), and (ii) the Holders of the Company’s Voting Stock or the Voting Stock of any parent company immediately prior to that transaction hold at least a majority of the Voting Stock of the Company or such parent company immediately following that transaction; provided that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Offer” has the meaning assigned to such term in Section 4.03 hereof.

“Change of Control Payment” has the meaning assigned to such term in Section 4.03 hereof.

“Change of Control Payment Date” has the meaning assigned to such term in Section 4.03 hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

“Company” has the meaning assigned to such term in the preamble to this Supplemental Indenture.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed, calculated as if the maturity date of such Notes were the Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the Remaining Life of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Net Tangible Assets” means, the Company’s total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on the Company’s most recently available consolidated balance sheet and calculated based on positions as reported in the Company’s most recently available consolidated financial statements in accordance with generally accepted accounting principles as in effect from time to time.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.01 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Supplemental Indenture.

“DTC” has the meaning assigned to such term in Section 2.01 hereof.

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, (i) having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect of such indebtedness, beyond one year from its creation (including in all cases any such indebtedness that may be included in current liabilities on the Company’s consolidated balance sheet in accordance with generally accepted accounting principles as in effect from time to time) and (ii) which is not subordinated in right of payment to the Notes.

“Global Notes” means, individually and collectively, the Global Notes, in the form or forms of Exhibit A hereto issued in accordance with Section 2.01 hereof.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, governing the Notes, together, as amended, supplemented or restated from time to time.

“Independent Investment Banker” means one of the Reference Treasury Dealers, as appointed by the Company from time to time.

“Initial Notes” means the first $600,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from a Substitute Rating Agency).

“Kevin Plank Family Entity” means

(1)	any not-for-profit corporation controlled by Kevin Plank, his wife or children, or any combination thereof;

(2)	any other corporation if at least 66% of the value and voting power of its outstanding equity is owned by Kevin Plank, his wife or children, or any combination thereof;

(3)	any partnership if at least 66% of the value and voting power of its partnership interests are owned by Kevin Plank, his wife or children, or any combination thereof;

(4)	any limited liability or similar company if at least 66% of the value and voting power of the Company and its membership interests are owned by Kevin Plank, his wife or children; or

(5)	any trust the primary beneficiaries of which are Kevin Plank, his wife, children and/or charitable organizations, which if the trust is a wholly charitable trust, at least 66% of the trustees of such trust are appointed by Kevin Plank or his wife.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by the Company or any of its Significant Subsidiaries, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its Significant Subsidiaries in connection with such transaction in the taxable year that such transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Notes” has the meaning assigned to such term in the preamble to this Supplemental Indenture.

“Par Call Date” means March 15, 2026.

“Principal Property” means any manufacturing plant or other similar facility, office facility, warehouse, distribution center or any parcel of real estate or group of contiguous parcels of real estate located within the United States owned or leased by the Company or any of its Subsidiaries and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” with respect to the Notes means (i) the rating of the Notes is lowered by both of the Rating Agencies during the period (the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) and (ii) the Notes are rated below an Investment Grade rating by both of the Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (or any of their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or any of its Significant Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill Financial, Inc., and its successors.

“Significant Subsidiary” means a Subsidiary of the Company which owns or leases a Principal Property.

“Special Tax District” means a special taxing district that is created to (a) support any TIF Financing Obligation, or (b) provide services supplemental to those customarily provided by the applicable local governmental authorities.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for any or each of Moody’s or S&P, as the case may be.

“Supplemental Indenture” means this First Supplemental Indenture, dated as of the date hereof, by and between the Company and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“TIF Financing Obligation” means any notes, bonds or other obligations issued by a governmental authority at the request and for the benefit of the Company or any of its Subsidiaries and the community in which the Company or any of its Subsidiaries conducts any portion of its business.

“Trustee” has the meaning assigned to such term in the preamble to this Supplemental Indenture.

ARTICLE II

THE NOTES

Section 2.01 Form and Dating. (a) The Notes and the Trustee’s certificate of authentication included thereon will be substantially in the form or forms of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will initially be issued in the form of one or more Registered Global Securities, without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of this Supplemental Indenture or any Note conflicts with the express provisions of the Base Indenture, the provisions of this Supplemental Indenture or the Notes, as the case may be, will govern and be controlling.

(b) Notes issued in global form will be substantially in the form or forms of Exhibit A attached hereto. Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the custodian of the Notes, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.02 hereof. The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

(c) The Notes shall not be exchangeable for nor convertible into the common stock of the Company or any other security.

(d) The following legends will appear on the face of all Global Notes issued under this Supplemental Indenture.

“THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS REGISTERED GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS REGISTERED GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

Section 2.02 Issuance of Additional Notes. The Company will be entitled, upon delivery to the Trustee of an authentication or company order, Officer’s Certificate and an Opinion of Counsel, to issue Additional Notes under this Supplemental Indenture which will have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, the issue price and, in some cases, the first interest payment date (“Additional Notes”), provided that the Company is in compliance with the covenants contained in this Supplemental Indenture and the Base Indenture and no Event of Default exists. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this Supplemental Indenture, provided that, if any Additional Notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes previously issued, such Additional Notes shall be issued under a separate CUSIP, ISIN and/or any other identifying number, but shall otherwise be treated as a single class with all other Notes issued under this Supplemental Indenture.

With respect to any Additional Notes, the Company shall provide to the Trustee a resolution of its Board of Directors and an Officer’s Certificate which shall contain the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

(b) the issue price, the issue date, the initial interest payment date and the CUSIP number of such Additional Notes.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01 Notice of Redemption; Selection of Notes. The Company will send by first class mail, or by electronic transmission in the case of Notes held in book-entry form, notice of any redemption at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes (with a copy to the Trustee) to be redeemed setting forth the information to be stated in such notice as provided in Article 3 of the Base Indenture. If fewer than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate that complies with applicable legal requirements, if any, and in accordance with the applicable procedures of DTC.

Section 3.02 Notes Redeemed in Part. No Notes of principal amount of $2,000 or less may be redeemed in part.

Section 3.03 Optional Redemption. Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (assuming such Notes matured on the Par Call Date) (not including any portion of payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360 day year consisting of twelve 30 day months) at the Adjusted Treasury Rate plus 25 basis points, plus, in the case of each of (1) and (2), accrued and unpaid interest thereon to, but not including, the redemption date.

On and after the Par Call Date, the Company may redeem the Notes, in whole or in part, at its option at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

The redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months. In no event shall the Trustee be responsible to calculate or verify calculations or to provide or verify data for such calculations. Prior to the redemption date, the Company will deliver or cause to be delivered to the Trustee (i) an Officer’s Certificate and an Opinion of Counsel stating that the conditions precedent to the Company’s right to so redeem have occurred and (ii) an Officer’s Certificate setting forth the redemption price, showing the calculation in reasonable detail. If the redemption date is between the relevant interest record date and the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest is payable to Holders whose Notes will be subject to redemption by the Company. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or the portions thereof called for redemption.

Any redemption and notice of redemption may, at the Company’s discretion, be conditioned on one or more conditions precedent as provided for in Section 3.02 of the Base Indenture.

Section 3.04 Mandatory Redemption. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

PARTICULAR COVENANTS

Section 4.01 Limitation on Liens. The Company will not, and will not permit any Significant Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called “debt”) secured by a pledge of, or mortgage or other lien on, any Principal Property, now owned or hereafter owned by the Company or any Significant Subsidiary, or any shares of capital stock or debt of any Significant Subsidiary (herein called “liens”), without providing that the Notes (together with, if the Company shall so determine, any other debt or obligations of the Company or any Significant Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with (or, at its option, prior to) such secured debt so long as such secured debt shall be so secured. The foregoing restrictions shall not apply to:

(a) liens existing as of the date of this Supplemental Indenture;

(b) liens on any property acquired (whether by merger, consolidation, purchase, lease or otherwise), constructed or improved by the Company or any Significant Subsidiary after the date of this Supplemental Indenture which are created or assumed prior to, contemporaneously with, or within 18 months after, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for U.S. federal income tax purposes in connection therewith) incurred after the date of this Supplemental Indenture;

(c) liens on any property, shares of capital stock or debt existing at the time of the acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or indebtedness of a corporation existing at the time such Person becomes a Significant Subsidiary); provided that such lien was not created in anticipation of the Person becoming a Significant Subsidiary;

(d) liens for taxes, duties, assessments, governmental charges or levies that are not yet due or delinquent or which can be paid without penalty or are being contested in good faith;

(e) liens imposed for one or more Special Tax Districts;

(f) liens in favor of, or which secure debt owing to, the Company or any Significant Subsidiary; and

(g) any extension, renewal or replacement (or successive extensions, removals or replacements) as a whole or in part, of any lien referred to in the foregoing clauses (a) – (f), inclusive; provided that (i) such extension, renewal or replacement lien shall be limited to all or a part of the same property, shares of capital stock or debt that secured the lien extended, renewed or replaced (plus improvements on such property) and (ii) the debt secured by such lien at such time is not increased.

Notwithstanding the restrictions described above, the Company or any Significant Subsidiary may incur, issue, assume or guarantee any debt secured by a lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, provided that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto, the aggregate amount of all outstanding debt secured by liens which could not have been incurred, issued, assumed or guaranteed by the Company or a Significant Subsidiary without equally and ratably securing the Notes then outstanding except for the provisions of this paragraph, together with the aggregate amount of Attributable Debt incurred pursuant to Section 4.02(a) does not at such time exceed 15% of the Company’s Consolidated Net Tangible Assets.

Section 4.02 Limitation on Sale and Leaseback Transactions. The Company may not, and may not permit any Significant Subsidiary to, enter into any Sale and Leaseback Transaction involving any Principal Property, unless either of the following conditions are met:

(a)	after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Leaseback Transactions plus the aggregate amount of debt secured by a lien incurred without equally and ratably securing the Notes pursuant to the last paragraph of Section 4.01 above would not exceed 15% of the Company’s Consolidated Net Tangible Assets, or

(b)	within 270 days of such Sale and Leaseback Transaction, the Company or such Significant Subsidiary applies to any combination of (a) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of the Company or any Significant Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (b) the purchase, construction, development, expansion or improvement of property or assets used or useful in the Company’s business, an amount not less than the Net Proceeds of the Sale and Leaseback Transaction.

This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this Section 4.02 or under Section 4.01 above with respect to any such transaction (x) solely between the Company and a Significant Subsidiary or solely between Significant Subsidiaries; and (y) in which the applicable lease is for a period, including renewal rights, of three years or less.

Section 4.03 Offer to Purchase Upon Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has unconditionally exercised its right to redeem all of the Notes pursuant to Section 3.03 hereof, the Company will be required to make an offer to each Holder (the “Change of Control Offer”) to repurchase all or a portion (equal to minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the repurchase date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b) Within 30 days following the date upon which a Change of Control Triggering Event occurs, or at its option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to deliver a notice to each Holder, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state:

(i) that such Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the repurchase date (subject to the rights of Holders of records on the relevant interest record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”);

(ii) the date of repurchase, which must be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is provided, other than as may be required by law (the “Change of Control Payment Date”);

(iii) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased; and

(iv) if the notice is provided prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful, accept for payment, all Notes or portions thereof validly tendered and not withdrawn pursuant to the Change of Control Offer, and shall deposit with the Paying Agent (by 11:00 a.m., New York City time, on the payment date) an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered. The

Company shall also deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company. The Paying Agent shall deliver or cause to be delivered to each tendering Holder the Change of Control Payment for the Notes tendered by such Holder and accepted by the Company for purchase, and the Trustee, upon receipt of an order from the Company, shall promptly authenticate and cause to be delivered (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered, if any, provided that each such new Note shall be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. Notwithstanding the foregoing, in the event that on the Change of Control Payment Date, there has occurred and is continuing an Event of Default (other than any Event of Default arising solely by failure to pay the Change of Control Payment), the Company shall not be obligated to accept Notes tendered pursuant to this Section 4.03 or to deposit with the Paying Agent any amounts representing any Change of Control Payments, and the Paying Agent shall not deliver or cause to be delivered to any tendering Holders any amounts representing any Change of Control Payments, and such Notes tendered will be returned to the respective Holders.

(d) If the Change of Control Payment Date is between the relevant interest record date and the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such interest record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(e) Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the Note completed, to the Trustee at the address specified in the notice, or transfer their Notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the Trustee, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

(g) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by the Company, and such third party purchases all Notes validly tendered and not withdrawn under its offer. For all purposes of the Notes and the Indenture, the failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by the Company to comply with its obligations to offer to purchase the Notes unless the

Company promptly make an offer to repurchase the Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

(h) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes following a Change of Control Triggering Event, and the Company, or any third party making an offer to repurchase the Notes in the Change of Control Triggering Event in lieu of the Company, as described in Section 4.03(g) hereof, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Triggering Event, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any to, but not including, the redemption date.

ARTICLE V

DEFAULTS

Section 5.01 Defaults. In addition to the Events of Default described in the Base Indenture, as contemplated by Section 2.03 of the Base Indenture, the following shall constitute an “Event of Default” under this Supplemental Indenture:

(a) a default on any indebtedness for borrowed money (including guarantees thereof) of the Company or a Significant Subsidiary of the Company (other than indebtedness owing to the Company or any of its Subsidiaries), which default results in the acceleration of such indebtedness (if such indebtedness has not already matured in accordance with its terms) in an amount in excess of $100,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled within 30 days after receipt by us of notice from the Trustee or Holders of at least 25% of the principal amount of the Notes outstanding; provided, however, that if any such failure or default that results in acceleration ceases or is cured, waived, rescinded or annulled, then the Event of Default shall be deemed not to have occurred.

(b) For the avoidance of doubt, the provisions of Section 6.02 of the Base Indenture (including the ability for Holders to rescind any acceleration and its consequences) shall apply to the Event of Default described in Section 5.01(a).

ARTICLE VI

MISCELLANEOUS

Section 6.01 Trust Indenture Act Controls. This Supplemental Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

Section 6.02 Governing Law. The laws of the State of New York shall govern this Supplemental Indenture and the Notes.

Section 6.03 [Reserved].

Section 6.04 Successors. All agreements of the Company in this Supplemental Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 6.05 Severability. In case any provision in this Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 6.06 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6.07 Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 6.08 Validity or Sufficiency of Supplemental Indenture. The Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture, or for the recitals contained herein.

Section 6.09 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE NOTES.

[Signatures on following page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

UNDER ARMOUR, INC., as the Company

By:	/s/ Lawrence P. Molloy
	Name:	Lawrence P. Molloy
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

Wilmington Trust, National Association, as the Trustee

By:	/s/ W. Thomas Morris, II
	Name:	W. Thomas Morris, II
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

[GLOBAL SECURITY LEGEND]

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS REGISTERED GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS REGISTERED GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

3.250% SENIOR NOTE DUE 2026

Under Armour, Inc.

CUSIP No. 904311 AA5
ISIN No. US904311AA54
No. [001]	$[●]

Interest. UNDER ARMOUR, INC., a Maryland corporation, (herein called the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [●] United States dollars (U.S.$[●]), as revised by the Schedule of Increases or Decreases attached hereto, on June 15, 2026 and to pay interest thereon from June 13, 2016 or from the most recent interest payment date to which interest has been paid or duly provided for, semiannually in arrears on June 15 and December 15 in each year, commencing December 15, 2016, at the rate of 3.250% per annum, until the principal hereof is paid or made available for payment. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture (as defined on the reverse hereof), be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the relevant record date for such interest, which shall be June 1 or December 1, as the case may be, next preceding such interest payment date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 13, 2016

UNDER ARMOUR, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:		Wilmington Trust, National Association, as Trustee

By:
Authorized Signatory

FORM OF REVERSE OF NOTE

Indenture. This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of June 13, 2016, (the “Base Indenture”) as supplemented by a First Supplemental Indenture dated as of June 13, 2016 (the “Supplemental Indenture” and, together with the Base Indenture as so supplemented, herein called the “Indenture”), between the Company and Wilmington Trust, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $600,000,000.

Optional Redemption. Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (assuming such Notes matured on the Par Call Date) (not including any portion of payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360 day year consisting of twelve 30 day months) at the Adjusted Treasury Rate plus 25 basis points, plus, in the case of each of (1) and (2), accrued and unpaid interest thereon to, but not including, the redemption date.

On and after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, but not including, the redemption date.

The redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months. In no event shall the Trustee be responsible to calculate or verify calculations or to provide or verify data for such calculations. Prior to the redemption date, the Company will deliver or cause to be delivered to the Trustee (i) an Officer’s Certificate and an Opinion of Counsel stating that the conditions precedent to the Company’s right to so redeem have occurred and (ii) an Officer’s Certificate setting forth the redemption price, showing the calculation in reasonable detail. If the redemption date is between the relevant interest record date and the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest is payable to Holders whose Notes will be subject to redemption by the Company. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or the portions thereof called for redemption.

Any redemption and notice of redemption may, at the Company’s discretion, be conditioned on one or more conditions precedent as provided for in Section 3.02 of the Base Indenture.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the principal place of payment are authorized or required by law, regulation or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed, calculated as if the maturity date of such Notes were the Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the Remaining Life of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Par Call Date” means, March 15, 2026.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (or any of their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

Notice of any redemption will be delivered by first-class mail, or by electronic transmission in the case of Notes held in book-entry form, at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. If less than all the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate that complies with applicable legal requirements, if any, and in accordance with the procedures of DTC.

Except as set forth above, the Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

Defaults and Remedies. If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes of each series at the time outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes of each affected series at the time outstanding, on behalf of the Holders of all Notes of such affected series, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Restrictive Covenants. The Indenture contains customary limitations that restrict the Company’s ability to merge, consolidate or sell substantially all of its assets, place liens on its property or assets and engage in sale/leaseback transactions. Upon a Change of Control Triggering Event, a Holder of Notes will have the right, subject to certain terms and conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of repurchase.

Denominations, Transfer and Exchange. The Notes of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Security Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the

Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of increase in Principal Amount of this Note	Amount of decrease in Principal Amount of this Note	Principal Amount of this Note following each decrease or increase	Signature of authorized signatory of Trustee

OPTION OF HOLDER TO ELECT REPURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.03 (Change of Control) of the Supplemental Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.03 of the Supplemental Indenture, state the amount:

$

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

A-10